Exhibit 10.10

November 7, 2004

Board of Directors

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Agreement to Vote Shares of Standard Commercial Corporation

Ladies and Gentlemen:

I, the undersigned shareholder of Standard Commercial Corporation, a North Carolina corporation (the “Company”), to induce DIMON Incorporated, a Virginia corporation (“DIMON”), to enter into the Agreement and Plan of Reorganization, dated as of November 7, 2004, by and among the Company and DIMON (the “Agreement”), hereby agree as follows:

1. subject to Paragraph 2 hereof, to vote all shares of the Company Common Stock that I hold of record and beneficially, as shown on Exhibit A attached hereto, and any additional shares of the Company Common Stock that I hold of record and beneficially as of the record date for the Company Shareholder Meeting (the “Shares”), in person or by proxy, for approval of the Merger and the Agreement at the Company Shareholder Meeting, unless and until the Agreement is terminated in accordance with Article 8 thereof;

2. that I will have no obligation to vote any of my Shares pursuant to Paragraph 1 hereof unless:

a). DIMON shall have performed in all material respects all of its obligations under the Agreement to have been performed at or prior to the date of the Company Shareholder Meeting;

b). there shall not be in effect on the date of the Company Shareholder Meeting any statute, rule, regulation, order or injunction of a court of competent jurisdiction which prohibits, restricts or makes illegal the consummation of the Merger; and

c). the Registration Statement to be filed with the SEC by DIMON under the Securities Act to register the shares of the DIMON Common Stock to be issued in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

3. that I will not, nor will I permit any entity under my control to, deposit any of my Shares in a voting trust or subject any of my Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Letter Agreement;

4. that I will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law or by will or by the laws of descent and distribution), any of my voting rights with respect to the Shares, except to a person who is a party to a voting agreement with DIMON in the form of this letter;

5. irreparable damage would occur in the event any of the provisions of this agreement were not performed in accordance with the terms hereof and DIMON shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity;

6. this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors, assigns, heirs, executors and personal representatives (as applicable) of the parties hereto;

7. this agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof;

8. capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement; and

9. this agreement shall automatically terminate upon the termination (prior to the Effective Time) of the Agreement in accordance with Article 8 thereof.

Very truly yours,

Dated: November 7, 2004	Signed:
[Name]

Exhibit A

Name	Number of Shares